UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2023

WRAP TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	000-55838	98-0551945
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1817 W 4thStreet, Tempe, Arizona 85281
(Address of principal executive offices)

(800) 583-2652
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	WRAP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2023, Wrap Technologies, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain directors of the Company and certain accredited and institutional investors (collectively, the “Investors”), pursuant to which it agreed to sell to the Investors in a registered direct offering (the “Offering”) (i) an aggregate of 10,000 shares of the Company’s newly-designated Series A Convertible Preferred Stock, with par value $0.0001 per share and a stated value of $1,000 per share, initially convertible into up to 6,896,553 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a conversion price of $1.45 per share (the “Preferred Shares”), and (ii) warrants to acquire up to an aggregate of 6,896,553 shares of Common Stock (the “Warrants”).

The closing of the Offering is expected to occur on July 3, 2023, subject to the satisfaction of customary closing conditions. The aggregate gross proceeds from the Offering are expected to be $10 million. The Company expects to use the net proceeds from the Offering for general corporate purposes.

The Purchase Agreement contains certain representations and warranties, covenants and indemnities customary for similar transactions. The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. Among other covenants, the Purchase Agreement requires the Company to hold a meeting of its stockholders not later than October 1, 2023, to seek approval under Nasdaq Stock Market Rule 5635(d) (the “Stockholder Approval”) for the issuance of shares of Common Stock in excess of 19.99% of the Company’s issued and outstanding shares of Common Stock at prices below the “Minimum Price” (as defined in Rule 5635 of the Rules of the Nasdaq Stock Market) on the date of the Purchase Agreement pursuant to the terms of the Preferred Stock and the Warrants  (the “Stockholder Approval Matters”). Stockholders holding approximately 5,859,765 million shares of Common Stock, representing approximately 14.1% of the Company’s issued and outstanding Common Stock, have executed agreements to vote their shares in favor of the Stockholder Approval Matters.

In connection with the Offering, pursuant to an Engagement Letter, between the Company and Katalyst Securities LLC (the “Placement Agent”), the Company has agreed to pay the Placement Agent (i) a cash fee equal to 8% of the gross proceeds from the Offering and (ii) warrants to purchase shares of Common Stock equal to 8% of the number of shares of Common Stock that the Preferred Shares are initially convertible into with the same terms as the Warrants.

Preferred Shares

The terms of the Preferred Shares are as set forth in the form of Certificate of Designations, attached as Exhibit 3.1 to this Current Report on Form 8‑K (the “Certificate of Designations”), which will be submitted for filing with the Secretary of State for the State of Delaware prior to the closing of the Offering. The Preferred Shares will be convertible into Common Stock (the “Conversion Shares”) at the election of the holder at any time at an initial conversion price of $1.45 (the “Conversion Price”). The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable Conversion Price (subject to certain exceptions).

The holders of the Preferred Shares will be entitled to dividends of 8% per annum, compounded monthly, which will be payable quarterly in arrears in cash or, at the election of the Company, in shares of Common Stock (“Dividend Shares”), or in combination of cash and Dividend Shares, in each case, in accordance with the terms of the Certificate of Designations. Upon the occurrence and during the continuance of a Triggering Event (as defined in the Certificate of Designations), the Preferred Shares will accrue dividends at the rate of 20% per annum. If the Company elects to pay any dividends in shares of Common Stock, the Conversion Price used to calculate the number of shares issuable will equal to the lower of (i) the then applicable Conversion Price and (ii) 85% of the arithmetic average of the three (3) lowest closing prices of the Common Stock during the twenty (20) consecutive trading day period ending on the trading day immediately preceding the dividend payment date, provided that such price shall not be lower than the lower of (x) $0.2828 (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events ) and (y) 20% of the “Minimum Price” (as defined in Nasdaq Stock Market Rule 5635) on the date of the Stockholder Approval (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) or, in any case, such lower amount as permitted, from time to time, by the Nasdaq Stock Market.

The Company may require holders to convert their Preferred Shares into Conversion Shares if the closing price of the Common Stock exceeds $4.35 per share (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) for 20 consecutive trading days and the daily dollar trading volume of the Common Stock exceeds $2,000,000 per day during the same period and certain equity conditions described in the Certificate of Designation are satisfied. Upon conversion, the holders of the Preferred Shares are also entitled to receive a dividend make-whole payment calculated at the dividend rate then in effect and assuming that the stated value of the Preferred Shares remained outstanding through and including the one year anniversary of the applicable date of conversion of the Preferred Shares.

At any time beginning 18 months after the closing of the Offering, provided that certain equity conditions described in the Certificate of Designation are satisfied, the Company shall have the right to redeem in cash all or some of the Preferred Shares outstanding at such time at a redemption price equal to the product of (x) 125% multiplied by (y) the Conversion Amount (as defined in the Certificate of Designations) of the Preferred Shares being redeemed.

On or before December 31, 2023, the holders of record of the Preferred Shares, exclusively and as a separate class, shall be entitled to elect one director of the Company. Such right of the holders of the Preferred Stock to elect a director shall terminate on the earlier of (i) provided that there has not been any Triggering Event, the date of Stockholder Approval and (ii) following the date of the first issuance of any Preferred Shares, the first date on which the shares of Common Stock underlying the Preferred Shares represent beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), in the aggregate, of less than five percent (5%) of the Company’s issued and outstanding shares of Common Stock on an as-converted basis. The holders of Preferred Shares have no other voting rights on account of the Preferred Shares, other than with respect to certain matters affecting the rights of the Preferred Shares.

Notwithstanding the foregoing, the Company’s ability to settle conversions and make dividend make-whole payments using shares of Common Stock is subject to certain limitations set forth in the Certificate of Designations, including a limit on the number of shares that may be issued until the time, if any, that the Company obtains the Stockholder Approval. Further, the Certificate of Designations contains a certain beneficial ownership limitation after giving effect to the issuance of shares of Common Stock issuable upon conversion of, or as part of any dividend make-whole payment under, the Certificate of Designations or Warrants.

The Certificate of Designations includes certain Triggering Events (as defined in the Certificate of Designations), including, among other things, the Company’s failure to pay any amounts due to the holders of the Preferred Shares when due.

In the event of a Liquidation Event, subject to the terms of the Certificate of Designations, the holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of any of shares of junior stock, but pari passu with any parity stock then outstanding, an amount per Preferred Share equal to the greater of (A) 150% of the Conversion Amount of such Preferred Share on the date of such payment and (B) the amount per share such Holder would receive if such Holder had converted such Preferred Share into Common Stock immediately prior to the date of such payment.

The Company will be subject to certain affirmative and negative covenants regarding the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends (other than dividends pursuant to the Certificate of Designations), distributions or redemptions, and the transfer of assets, among other matters.

There is no established public trading market for the Preferred Shares and the Company does not intend to list the Preferred Shares on any national securities exchange or nationally recognized trading system.

Warrants

The Warrants are exercisable for shares of Common Stock (the “Warrant Shares”) after the date that is six months following the date of issuance at an exercise price of $1.45 per share (the “Exercise Price”) and expire five years from the date of issuance, provided that any Warrant issued to a director of the Company will become exercisable on the date on which the Company receives Stockholder Approval. The Exercise Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable Exercise Price (subject to certain exceptions). There is no established public trading market for the Warrants and the Company does not intend to list the Warrants on any national securities exchange or nationally recognized trading system.

As long as 85% of the Preferred Shares are outstanding, if there is a reconstitution of the board of directors of the Company whereby three or more members of such board of directors resign or are replaced (a “Board Reconstitution”), the Company shall, at the holder’s option, exercisable at any time concurrently with, or within 30 days after, the Board Reconstitution, purchase the Warrant from the holder by paying to the holder an amount of cash equal to the Board Reconstitution Black Scholes Value (as defined in the Warrant) of the remaining unexercised portion of the Warrant on the date of the Board Reconstitution; provided, however, that a change in the composition of the board of directors of the Company shall not constitute a “Board Reconstitution”, so long as continuing directors constitute at least a majority of the Company’s board of directors. For purposes of the foregoing sentence, a “continuing director” shall mean any member of the board of directors of the Company (a) who is a member of that board of directors on the closing date, (b) who was nominated for election by the board of directors a majority of whom were directors on the closing date or (c) whose election or nomination for election was approved by one or more of such directors.

The foregoing descriptions of the Purchase Agreement, the Warrants, the Certificate of Designations and the Engagement Letter do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement, Warrant, Certificate of Designations and Engagement Letter, forms of which are filed as Exhibits 10.1, 4.1, 3.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01. Other Events.

On June 30, 2023, the Company issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 hereto.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

The Company plans to file with the SEC and mail to its stockholders a proxy statement in connection with the Stockholder Approval Matters. The proxy statement will contain important information about the Company, the Stockholder Approval Matters and related matters. Our stockholders are urged to read the proxy statement carefully when it is available. Our stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the SEC’s website at www.sec.gov. In addition, our stockholders will be able to obtain free copies of the proxy statement from the Company by contacting the Corporate Secretary at (800) 583-2652. The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to Stockholder Approval Matters.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Form of Certificate of Designations of Series A Convertible Preferred Stock
4.1	Form of Warrant
10.1	Form of Purchase Agreement
10.2	Engagement Letter, dated June 29, 2023 by and between Wrap Technologies, Inc. and Katalyst Securities LLC
99.1	Press Release, dated June 30, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRAP TECHNOLOGIES, INC.

Date: June 30, 2023	By:	/s/ Chris DeAlmeida
Chris DeAlmeida
Chief Financial Officer